Exhibit 99.1

For Immediate Release	Contact:	Dianne Will (Investors)
Investor Relations
518-398-6222
dwill@willstar.net

Kellie Hotz (Media Inquiries)
Edelman
312-240-2701
kellie.hotz@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS THIRD QUARTER 2009 RESULTS AND

SAFTI-CELL, INC. TRANSACTION

Company Reports Fourth Consecutive Quarter of Profitability with

Quarterly Net Income of $435,000

OLDSMAR, Fla. – October 13, 2009 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the third quarter ended August 31, 2009. Consolidated revenues for the third quarter of fiscal 2009 were approximately $4.2 million compared to approximately $4.5 million for the third quarter of fiscal 2008. The Company reported net income in the third quarter of fiscal 2009 of approximately $435,000, or $0.04 per basic common share, compared to a net loss of approximately ($189,000), or ($0.02) per basic common share, in the third fiscal quarter of fiscal 2008. The net income in the third quarter of fiscal 2009 is primarily the result of a 14% decrease in marketing, general and administrative expenses and a 24% decrease in cost of sales compared to the same period in 2008.

The Company recognized approximately $354,000 in licensee income for the third quarter of fiscal 2009, compared to approximately $341,000 for the same period in 2008. Of the licensee income for the third quarter of fiscal 2009, $75,000 was related to an installment of a non-refundable up-front license fee from the licensee of the Company’s C’elle program in India. The remaining approximately $279,000 is royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements. Licensee income for the same period in 2008 consisted of approximately $241,000 of royalty income earned on the subsequent processing and storage of specimens in geographical areas where the Company has license agreements and $100,000 related to an installment of a non-refundable up-front license fee from the licensee of the Company’s U-Cord program in Venezuela.

Consolidated revenues for the nine month period ended August 31, 2009 were approximately $12.3 million as compared to approximately $13.1 million for the nine months ended August 31, 2008. The Company reported net income for the nine months ended August 31, 2009 of approximately $1.7 million, or $0.14 per basic common share, compared to a net loss of approximately ($792,000), or ($0.07) per basic common share, for the nine months ended August 31, 2008. The net income in the nine months ended August 31, 2009 is primarily the result of a 22% decrease in marketing, general and administrative expenses and a 25% decrease in cost of sales compared to the same period in 2008.

The Company recognized approximately $1.2 million in licensee income for the nine months ended August 31, 2009, compared to approximately $845,000 for the same 2008 period. Licensee income for the nine months ended August 31, 2009 consisted of installment payments of $250,000 from the sale of the U-Cord and C’elle license agreements with affiliates in Venezuela and India. The remaining approximate

$950,000 is royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements. Licensee income for the 2008 period consisted of approximately $591,000 in royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements. The remaining 2008 licensee income of approximately $254,000 relates to installment payments of non-refundable up-front license fees from the licensee of the Company’s U-Cord program in India and Venezuela.

As of August 31, 2009, the Company had approximately $7.6 million in available cash, cash equivalents, marketable securities and other investments. The Company had no long-term debt at the end of the quarter.

On September 24, 2009, the Company entered into an Asset Purchase Agreement with Red Rock Investments, LLP (“Red Rock”) to terminate an existing storage agreement, and acquire certain assets and rights related to Safti-Cell, Inc. (“Safti-Cell”). Safti-Cell provided back-up dual cryogenic storage of umbilical cord stem cells as part of the Company’s service offering. The twenty-year storage agreement required Cryo-Cell to pay fees to Safti-Cell for each specimen stored in the facility for Cryo-Cell customers. The Company was paying Safti-Cell approximately $330,000 per year and this obligation of the Company is now terminated. The Asset Purchase Agreement requires the Company to pay $750,000 to Red Rock in installments. The first installment of $375,000 was paid on September 24, 2009. The remaining $375,000 will be paid in quarterly installments over the next twelve months. All of the specimens stored at Safti-Cell were moved to the Company’s laboratory for continued storage.

The Company continues to make significant progress on multiple fronts. Cryo-Cell formalized technology license and distribution agreements with strategic partner S-Evans Biosciences, Inc. (“SEB”) that expects to offer C’elleSM proprietary service to women throughout mainland China and Thailand. The exclusive agreement with SEB is expected to provide Cryo-Cell with future royalty fees from the processing and annual storage of menstrual stem cells. In parallel, Cryo-Cell announced several new collaborative research and development (R&D) partnerships utilizing the Company’s patent-pending C’elle stromal menstrual stem cell technology for possible future treatment of diabetes; chronic wound healing; urinary incontinence; early-stage diagnosis of endometriosis; and global gene expression research. C’elle scientific collaboration agreements are independently funded by the Company’s respective research partners and Cryo-Cell expects to own 50% of the IP associated with potential breakthrough therapies that may emerge from an increasingly broad spectrum of R&D initiatives.

The Company believes that a potential therapeutic breakthrough for one or more debilitating health conditions may possibly serve to significantly accelerate demand for its proprietary C’elle service that empowers women today to collect and cryopreserve their own menstrual stem cells for future potential therapeutic utilization. The C’elle service is exclusively available from Cryo-Cell or from one of the Company’s licensed global affiliates as a standalone service; or in combination with its signature U-Cord SM service in the uniquely differentiated bundle, “Protect Baby, Protect Mom” SM.

“We remain keenly encouraged by Cryo-Cell’s outstanding performance in the third quarter of fiscal 2009, which represents the Company’s fourth consecutive quarter of profitability,” stated Mercedes A. Walton, Chairman and CEO. “Despite continued weakness in the U.S. economy and its impact on discretionary consumer and family spending, Cryo-Cell is pleased to deliver third quarter 2009 net income of $435,000; year-to-date net income of $1.7 million; $7.6 million in cash and no debt. We are particularly pleased to be in the position to utilize corporate resources for strategic opportunities such as our recent acquisition of Safti-Cell which we believe will bring a favorable return on investment in the coming future.”

“We believe that Cryo-Cell’s growing channel of research collaborations and technology license agreements underscore the significant potential value and compelling promise of the Company’s expansive intellectual property (IP) portfolio, as perceived by the numerous global research scientists and business partners with whom we have formalized contractual agreements.” Walton continued, “Our innovative business model that has established independent funding of R&D initiatives by our respective partners; allows the Company to maintain ardent focus on operational performance as we pursue growth of our business through product diversification, industry differentiation and global expansion. At the same time, Cryo-Cell is uniquely well-positioned to possibly reap significant prospective upside from the potential commercialization of our proprietary C’elle menstrual stem cell technology for one or more future breakthrough therapies; without incurring the onerous financial burdens characteristically associated with a robust and dynamic R&D pipeline,”

“Cryo-Cell continues to make very exciting progress both strategically and operationally. Our momentum is solid and strong. We expect for shareholder value to increasingly reflect the Company’s favorable operating performance spanning four consecutive quarters; our positioning for the future and our emerging enterprise value,” Walton concluded.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with greater than 185,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched C’elle (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About C’elle

The C’elleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the ultimate success of the Company’s pipeline of research collaborations, the actual strength of its momentum, actual future shareholder and enterprise value, the success of the Company’s global expansion initiatives and product diversification, the Company’s future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business, the future costs to the Company related to R&D initiatives, the actual return on investment relative to the Safti-Cell acquisition and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.